Registration No. 333-107014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

JEFFERIES GROUP LLC

(Exact name of registrant as specified in its charter)

Delaware	95-4719745
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

520 Madison Avenue

New York, New York 10022

(212) 460-1900

(Address of Principal Executive Offices, including Zip Code)

Jefferies Group LLC Deferred Compensation Plan,

as Amended and Restated

(Full title of the plans)

Michael J. Sharp

Executive Vice President and General Counsel

Jefferies Financial Group Inc.

520 Madison Avenue

New York, New York 10022

(212) 460-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

TERMINATION OF REGISTRATION

Jefferies Group LLC (the “Company”) is filing this Post-Effective Amendment No. 2 to its Registration Statement on Form S-8, Registration No.  333-107014, originally filed with the Securities and Exchange Commission (the “SEC”) on July 14, 2003, and amended by the filing of Post-Effective Amendment No. 1 with the SEC on April 1, 2013 (the “Registration Statement”). The Registration Statement registered $120,000,000 of deferred compensation obligations (“Obligations”) to be offered or sold pursuant to the Company’s Deferred Compensation Plan, as Amended and Restated (the “DCP”).

Prior to November 1, 2022, the Company, a subsidiary of Jefferies Financial Group Inc. (the “JFG”), maintained the Deferred Compensation Plan (the “DCP“). On November 1, 2022, simultaneously with the execution of the Post-Effective Amendment, JFG and certain of its subsidiaries completed a series of merger transactions, with the result that the Company was merged with and into a subsidiary of JFG that was then merged with and into JFG. Therefore, the DCP and the Company’s obligations thereunder have been assumed by JFG.

In connection with these transactions, the Company has terminated its offers and sales of Obligations covered by the Registration Statement. In compliance with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, the Company hereby removes from registration the Obligations under the DCP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it has met all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on November 1, 2022.

JEFFERIES GROUP LLC

By:	/s/ Matt Larson
Matt Larson
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Richard B. Handler Richard B. Handler	Chairman of the Board of Directors, Chief Executive Officer (Principal Executive Officer)	November 1, 2022

/s/ Brian P. Friedman Brian P. Friedman	Director and Chairman, Executive Committee	November 1, 2022

/s/ Matt Larson Matt Larson	Chief Financial Officer, Executive Vice President (principal financial officer)	November 1, 2022

/s/ Mark L. Cagno Mark L. Cagno	Global Controller	November 1, 2022

/s/ Linda L. Adamany Linda L. Adamany	Director	November 1, 2022

/s/ Barry J. Alperin Barry J. Alperin	Director	November 1, 2022

/s/ Robert D. Beyer Robert D. Beyer	Director	November 1, 2022

/s/ Matrice Ellis Kirk Matrice Ellis Kirk	Director	November 1, 2022

/s/ MaryAnne Gilmartin MaryAnne Gilmartin	Director	November 1, 2022

/s/ Thomas W. Jones Thomas W. Jones	Director	November 1, 2022

/s/ Jacob M. Katz Jacob M. Katz	Director	November 1, 2022

/s/ Michael T. O’Kane Michael T. O’Kane	Director	November 1, 2022

/s/ Joseph S. Steinberg Joseph S. Steinberg	Director	November 1, 2022

/s/ Melissa V. Weiler Melissa V. Weiler	Director	November 1, 2022